As filed with the Securities and Exchange Commission on April 16, 2021

Registration No. 333-228206

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

Form S-3

Registration Statement No. 333-228206

UNDER

THE SECURITIES ACT OF 1933

FIVE PRIME THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0038620
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

111 Oyster Point Boulevard

South San Francisco, California 94080

(415) 365-5600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan P. Graham

Executive Vice President, General Counsel and Secretary

Five Prime Therapeutics, Inc.

111 Oyster Point Boulevard

South San Francisco, California 94080

(415) 365-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Francis J. Aquila

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (File No. 333-228206) (the “Registration Statement”), previously filed by Five Prime Therapeutics, Inc., a Delaware corporation (“Five Prime”), with the U.S. Securities and Exchange Commission (the “SEC”) on November 6, 2018, registering an indeterminate amount of shares of Five Prime’s common stock, $0.001 par value per share, for a maximum aggregate offering price of $250,000,000, as amended by the Pre-Effective Amendment No. 1 to Form S-3 filed with the SEC on August 19, 2019.

On April 16, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of March 4, 2021, by and among Five Prime, Amgen Inc., a Delaware corporation (“Amgen”), and Franklin Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Amgen (“Purchaser”), Purchaser merged with and into Five Prime (the “Merger”), with Five Prime surviving the Merger as a wholly owned subsidiary of Amgen.

As a result of the Merger, Five Prime has terminated any and all offerings of Five Prime’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by Five Prime in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, Five Prime hereby removes from registration all such securities of Five Prime registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on April 16, 2021.

FIVE PRIME THERAPEUTICS, INC.

/s/ Jonathan P. Graham
Name:	Jonathan P. Graham
Title:	Executive Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.